Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+61 417 770260
Email:	rthorp@tta.lawyer

To:	Grab Holdings Limited

Harbour Place, 2nd Floor

103 South Church Street

George Town

Grand Cayman KY1-1106

Cayman Islands

12 May 2022

Dear Sirs

Grab Holdings Limited (the “Company”)

We have acted as Cayman Islands counsel to Grab Holdings Limited (the “Company”) to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (including its exhibits, the “Registration Statement”) for the purposes of registering with the Commission the offering and sale of (i) 76,247,666 Class A ordinary shares, par value $0.00001 per share (“Ordinary Shares”), (ii) 50,000 warrants, each to purchase one Ordinary Share (“Warrants”) and (iii) 50,000 Ordinary Shares that may be issued upon exercise of the Warrants (the “Warrant Shares”, and together with the Ordinary Shares described in clause (i), the “Registered Shares”). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, or conformed copies of the documents listed in Schedule 1 to this opinion. Defined terms shall have the meanings set out in Schedule 1.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the assumptions set out in Schedule 2 to this opinion, which we have not independently verified.

3	QUALIFICATIONS

The opinions expressed below are subject to the qualifications set out in Schedule 3 to this opinion.

Tel: +852 2801 6066 1205A The Centrium

Fax: +852 2801 6767 60 Wyndham Street

www.traversthorpalberga.com Central HONG KONG

Cayman Islands & British Virgin Islands Attorneys-at-Law

Resident Hong Kong Partners: Richard Thorp, Anthony

Travers OBE, Jos Briggs, Catherine Tsang, Guy Connell

4	OPINIONS

Based upon, and subject to, the foregoing assumptions and qualifications, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

4.2

The Registered Shares to be offered and sold by the selling shareholders as contemplated by the Registration Statement have been duly authorised for issue. The Registered Shares other than the Warrant Shares have been validly issued, fully paid and non-assessable. The Warrant Shares, once issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Warrant Shares will be validly issued, fully paid and non-assessable.

4.3

The execution, delivery and performance of the Warrant Document has been authorised by and on behalf of the Company and the Warrant Document has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

2

SCHEDULE 1

List of Documents Reviewed

We have reviewed originals, copies, or conformed copies of the following documents:

1	the Certificate of Incorporation of the Company dated 12 March 2021 and the Certificate of Incorporation on Change of Name dated 20 April 2021;

2	the Second Amended and Restated Memorandum and Articles of Association of the Company (the “Memorandum and Articles”);

3	The corporate records of the Company maintained at its registered office in the Cayman Islands;

4	a certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”);

5	the Registration Statement;

6

the Assignment, Assumption and Amendment Agreement among the Company, Altimeter Growth Corp (“AGC”) and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent in respect of the warrant agreement, dated September 30, 2020, by and between AGC and Continental (the “Warrant Document”).

SCHEDULE 2

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1

The Warrant Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2

the Warrant Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

3

the choice of the laws of the State of New York as the governing law of the Warrant Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

4	copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

5	all signatures, initials and seals are genuine;

6

the capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Warrant Document;

7	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Warrants or the Ordinary Shares;

8

no monies paid to or for the account of any party under the Warrant Document represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised) and the Terrorism Act (Revised), respectively);

9

there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York; and

10	the Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

SCHEDULE 3

Qualifications

The opinions expressed above are subject to the following qualifications:

1

The term “enforceable” as used in this opinion means that the obligations assumed by the Company under the Warrant Document are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

2	to maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law;

3

under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court;

4

except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter; and

5

in this opinion letter, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).